Exhibit 99.1

Chart Industries Reports 2009 Second Quarter Results

Cleveland, Ohio – July 30, 2009 – Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the second quarter ended June 30, 2009. Highlights include:

•	Increased 2009 earnings expectations

•	Completes two strategic acquisitions

•	Cash and short term investments increase to $205.4 million

Net income for the second quarter of 2009 was $17.8 million, or $0.61 per diluted share. This compares with second quarter of 2008 net income of $22.2 million, or $0.76 per diluted share. The second quarter of 2009 included $4.1 million in restructuring costs, or $0.10 per diluted share, primarily related to planned workforce reductions as part of the Company’s cost reduction initiatives. Net sales for the second quarter of 2009 decreased 21% to $155.3 million from $197.8 million in the comparable period a year ago. Gross profit for the second quarter of 2009 was $55.9 million, or 36.0% of sales, versus $64.0 million, or 32.4% of sales, in the comparable quarter of 2008.

“Our cost reduction initiatives are driving strong financial performance despite continued weakness in order entry,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. “During the quarter we continued to implement aggressive cost containment actions to right-size our businesses, but we also continued to experience good project execution in our Energy and Chemicals (“E&C”) business.”

Two acquisitions completed during the second quarter of 2009 were Chengdu Golden Phoenix Liquid Nitrogen Container Co., Limited (“Golden Phoenix”), a manufacturer of liquid nitrogen aluminum storage containers used primarily for artificial insemination for animal breeding located in Chengdu, China, and Tri-Thermal, a Tulsa, Oklahoma-based supplier of replacement parts for air cooled heat exchangers. Both of these acquisitions were all-cash transactions.

“Golden Phoenix, which built a new manufacturing facility in 2007, will allow us to expand our Biomedical geographical manufacturing footprint in China to support the growing Asian demand for aluminum storage products,” stated Mr. Thomas. “The Tri-Thermal acquisition allows us to build our E&C aftermarket business and provide significant value-added service to our customers. While these transactions are relatively small, they are important to our strategy of adding niche businesses that can expand our product offerings and services to our customers globally.”

As previously announced, the Company’s Distribution and Storage (“D&S”) business is building a new 40,000-sq. ft. industrial gas equipment repair center in Reno, Nevada, to better serve customers in the Western U.S. The facility is expected to begin receiving equipment for repair in September and to be fully operational by January 2010.

Backlog at June 30, 2009 was $224.6 million, down 27% from the March 31, 2009 level of $307.5 million. Orders for the second quarter of 2009 were $71.4 million compared with first quarter 2009 orders of $89.3 million.

“As expected, orders remained weak during the quarter, particularly in our D&S and E&C businesses,” stated Mr. Thomas. “We remain cautious regarding second half 2009 order activity, but continue to see strong bid activity for large projects that we believe will lead to improved order intake by the end of 2009 or early 2010.”

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2009 decreased $2.8 million to $23.5 million, or 15.1% of sales as a result of lower employee related costs, travel and entertainment, and outside consulting expenses due to cost reduction initiatives. SG&A expenses were $26.3 million, or 13.3% of sales, for the same quarter a year ago. Excluding the recent acquisitions and expansion, workforce levels are now down 15% from the end of last year due to the aggressive cost reduction efforts thus far.

Income tax expense was $8.2 million for the second quarter of 2009 and represented an effective tax rate of 31.5% compared with $9.2 million for the prior year quarter, which represented an effective tax rate of 29.3%. The increase in the second quarter effective tax rate was primarily due to an increase in the mix of domestic earnings which are taxed at a higher rate.

Cash and short-term investments were $205.4 million at June 30, 2009, which is $28.2 million higher than balances at March 31, 2009.

SEGMENT HIGHLIGHTS

E&C segment sales declined 9% to $70.8 million for the second quarter of 2009 compared with $78.2 million for the same quarter in the prior year. E&C gross profit margin increased to 41.5% in the 2009 period compared with 32.1% in the 2008 quarter largely due to favorable project mix and better project execution, including the revision of cost estimates as we near completion on a number of projects. In addition, order cancellation fees were also billed in accordance with contract terms providing margin improvement. This was partially offset by a write-off related to a customer payment default. The net impact of these items improved E&C margins approximately 4% during the quarter. While orders remain soft, particularly in E&C’s product lines, we continue to see strong bid activity from key projects in Australia and Asia.

D&S segment sales declined by 32% to $63.3 million for the second quarter of 2009, compared with $93.2 million for the same quarter in the prior year. The decrease in sales was largely due to lower prices and volume in our packaged gas product line as well as the impact of a stronger dollar against the euro and Czech koruna. D&S gross profit margin of 30.6% in the quarter was essentially unchanged compared with 30.8% a year ago. Order trends in D&S were also down, reflecting the current economic environment compared to the prior year quarter which represented one of the strongest quarters for order intake in recent history at D&S.

BioMedical segment sales declined by 20% to $21.2 million for the second quarter of 2009 compared with $26.4 million for the same quarter in the prior year. Lower volume led to declines in both biological storage and medical respiratory product sales. In addition, other product sales declined due to the impact of reduced production from the previously announced shutdown of the Denver, Colorado BioMedical facility. BioMedical gross profit margin declined to 34.0% in the quarter compared with 38.4% for the same period in 2008. This was primarily due to lower volume and costs associated with the planned workforce reductions and Denver facility shutdown.

OUTLOOK

Based on year to date results, current expectations and our cost reduction initiatives, the Company is increasing the range of its previously announced full year earnings per share guidance to $1.50 to $1.70 per share on approximately 29.0 million weighted average shares outstanding. Sales for 2009 are now expected to be in a range of $580 to $620 million. This revised guidance includes the impact from restructuring charges of $0.10 per share incurred during the second quarter and another $0.02 per share is anticipated over the balance of the year for remaining costs primarily related to the Denver facility shutdown. This compares with our previous guidance of a sales range of $600 to $640 million and diluted earnings per share range of $1.30 to $1.60 per share.

“With $205.4 million of cash on hand, our balance sheet remains strong with significant liquidity,” continued Mr. Thomas. “As we did this past quarter, we will continue to take advantage of potential market opportunities now and in the future as economic conditions improve.”

FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future orders, revenue, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance”, “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; the negative impacts of the recent global economic and financial crisis; a delay, significant reduction in or loss of purchases by large customers; fluctuations in energy prices; the modification or cancellation of orders in our backlog; our reliance on key suppliers and potential supplier failures or defects; competition; general economic, political, business and market risks associated with the Company’s global operations; fluctuations in foreign currency exchange and interest rates; potential future charges to income associated with potential impairment of the Company’s significant goodwill and other intangibles; the Company’s ability to successfully manage its costs, core business resources and growth, including its ability to successfully manage operational expansions and acquire and integrate new product lines or businesses; the loss of key employees and deterioration of labor and employee relations; the pricing and availability of raw materials; the Company’s ability to manage its fixed-price contract exposure; additional liabilities related to taxes; the cost of compliance with environmental, health and safety laws and responding to potential liabilities under these laws; the impact of hurricanes and other severe weather; litigation and disputes involving the Company, including product liability, contract, warranty, pension and severance claims; and long-term risks associated with our indebtedness. For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located in seven states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom. For more information, visit: http://www.chart-ind.com.

As previously announced, the Company will discuss its second quarter 2009 results on a conference call on Thursday July 30, 2009 at 10:30 a.m. ET. Participants may join the conference call by dialing (888) 241-0558 in the U.S. or (647) 427-3417 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chart-ind.com. Please log-in or dial-in five to ten minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chart-ind.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (800) 695-9469 in the U.S. or (402) 220-0618 outside the U.S. and entering Access Code 16217660. The telephone replay will be available beginning approximately one hour after the end of the call until 11:59 p.m. ET, Thursday, August 13, 2009.

For more information, click here:

http://www.chart-ind.com/investor_relations.cfm/?b=1444&I=1

Contact:

Michael F. Biehl

Executive Vice President and

Chief Financial Officer

216-626-1216

michael.biehl@chart-ind.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars and shares in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Sales	$155,301	$197,752	$335,493	$368,081
Cost of sales	99,378	133,752	216,904	252,140

Gross profit	55,923	64,000	118,589	115,941

Selling, general and administrative expenses	23,478	26,342	49,412	49,417
Amortization expense	2,616	2,825	5,267	5,483
Asset impairment charge	500	—	500	—

	26,594	29,167	55,179	54,900

Operating income (1) (2)	29,329	34,833	63,410	61,041

Other expense (income):
Interest expense and financing cost amortization, net	4,372	4,942	8,618	10,100
Foreign currency loss (income)	(988)	(1,460)	(307)	(1,610)

	3,384	3,482	8,311	8,490

Income before income taxes and noncontrolling interest	25,945	31,351	55,099	52,551
Income tax expense	8,180	9,192	17,742	15,765

Income before noncontrolling interest	17,765	22,159	37,357	36,786
Noncontrolling interest, net of taxes	(11)	(33)	119	(62)

Net income	$17,776	$22,192	$37,238	$36,848

Net income per common share—diluted	$0.61	$0.76	$1.29	$1.27

Weighted average number of common shares outstanding—diluted	29,014	29,100	28,840	29,029

(1)

In addition to the asset impairment charge of $500 for the three months ended June 30, 2009, additional restructuring costs of $3,619 and $4,097 were included for the three and six months ended June 30, 2009, respectively.

(2)

Includes depreciation expense for the three months ended June 30, 2009 and 2008 of $2,653 and $2,473, respectively, and for the six months ended June 30, 2009 and 2008 of $5,270 and $4,695, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net Cash Provided by Operating Activities	$32,526	$13,197	$58,887	$27,224

Investing Activities
Capital expenditures	(2,735)	(2,682)	(5,059)	(6,383)
Acquisition of businesses, net of cash acquired	(5,247)	(18,828)	(5,247)	(18,828)
Other investing activities	—	—	2,035	(616)

Net Cash Used In Investing Activities	(7,982)	(21,510)	(8,271)	(25,827)

Financing Activities
Other financing activities	387	827	387	2,172

Net Cash Provided By Financing Activities	387	827	387	2,172

Net increase (decrease) in cash and cash equivalents	24,931	(7,486)	51,003	3,569
Effect of exchange rate changes on cash	3,099	784	1,873	4,797
Cash and cash equivalents at beginning of period	147,011	107,937	122,165	92,869

Cash And Cash Equivalents At End of Period	$175,041	$101,235	$175,041	$101,235

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2009 (Unaudited)	December 31, 2008
ASSETS

Cash and cash equivalents	$175,041	$122,165
Short term investments	30,317	32,264
Current assets	203,156	250,596
Property, plant and equipment, net	105,788	102,372
Goodwill	263,744	261,509
Identifiable intangible assets, net	127,405	129,542
Other assets, net	11,406	10,979

TOTAL ASSETS	$916,857	$909,427

LIABILITIES & SHAREHOLDERS’ EQUITY

Current liabilities	$161,651	$194,161
Long-term debt	243,175	243,175
Other long-term liabilities	64,467	66,639

Shareholders’ equity	447,564	405,452

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$916,857	$909,427

CHART INDUSTRIES, INC. AND SUBSIDIARIES

OPERATING SEGMENTS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Sales

Energy & Chemicals	$70,792	$78,197	$161,172	$152,065
Distribution & Storage	63,316	93,164	132,745	167,508
BioMedical	21,193	26,391	41,576	48,508

Total	$155,301	$197,752	$335,493	$368,081

Gross Profit

Energy & Chemicals	$29,367	$25,139	$64,020	$46,541
Distribution & Storage	19,354	28,720	39,339	50,678
BioMedical	7,202	10,141	15,230	18,722

Total	$55,923	$64,000	$118,589	$115,941

Gross Profit Margin

Energy & Chemicals	41.5%	32.1%	39.7%	30.6%
Distribution & Storage	30.6%	30.8%	29.6%	30.3%
BioMedical	34.0%	38.4%	36.6%	38.6%
Total	36.0%	32.4%	35.3%	31.5%

Operating Income

Energy & Chemicals	$21,562	$18,304	$46,605	$33,475
Distribution & Storage	10,464	17,628	21,486	30,960
BioMedical	3,355	5,932	7,736	10,466
Corporate	(6,052)	(7,031)	(12,417)	(13,860)

Total	$29,329	$34,833	$63,410	$61,041

CHART INDUSTRIES, INC. AND SUBSIDIARIES

ORDERS AND BACKLOG (UNAUDITED)

(Dollars in thousands)

	Three Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008
Orders

Energy & Chemicals	$5,612	$17,813	$84,989
Distribution & Storage	43,569	52,064	115,422
BioMedical	22,198	19,403	26,656

Total	$71,379	$89,280	$227,067

Backlog (1)

Energy & Chemicals	$128,052	$193,276	$341,574
Distribution & Storage	89,812	108,319	146,507
BioMedical	6,781	5,951	10,056

Total	$224,645	$307,546	$498,137

(1)	Includes backlog for Energy World project of $14,500 at June 30, 2009, $21,500 at March 31, 2009 and $66,100 at June 30, 2008